EXHIBIT 2

                                  PANACO, INC.
                              1100 Louisiana Street
                                   Suite 5100
                              Houston, Texas 77002


August 21, 2000


High River Limited Partnership
767 Fifth Avenue, 47th Floor
New York, NY  10153

Gentlemen:

You have advised us that High River Limited Partnership ("High River") is entering into an agreement (the "Agreement") with New Valley Corporation ("New Valley") pursuant to which High River is purchasing from New Valley 1,960,479 shares of common stock of Panaco, Inc. ("Panaco") at $1.73 per share (the "Transaction").

In connection with the Transaction, Panaco hereby represents, acknowledges and agrees as follows:

(i) that Mr. Richard Lampen resigned from the board of directors of Panaco, and effective August 21, 2000, Mr. George Hebard has been elected to the board to fill the seat vacated by Mr. Lampen, all in accordance with applicable law and the By-Laws of Panaco and pursuant to appropriate corporate action duly reflected in the corporate records of Panaco;

(ii) that the assignment by New Valley to High River of all of New Valley's rights under (x) that certain Registration
                      Rights   Agreement   dated  as  of  July, 1997  (the
                      "Registration Rights Agreement"), among Panaco, Marc C. Licata ("Licata") and Leonard C. Tallerine, Jr., and (y) the acknowledgement set forth on the signature page of the Stock Purchase Agreement dated January 25, 1999 between Licata and New Valley, are consented and agreed to by Panaco; and

(iii) that the transfer of the shares from New Valley to High River is in compliance with applicable securities laws and that Panaco shall instruct its transfer agent to transfer to High River the shares of Panaco stock owned by New Valley.




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High River agrees that, at the request of Panaco,  High River shall  purchase in place of or from Panaco all 10-5/8% Senior Notes due 2004 required to be purchased (the "Required

Purchase") by Panaco pursuant to Section 4.15 of the Indenture, dated as of October 9, 1997, among Panaco and UBM Bank, N.A., as the Trustee (Section 4.15 of which is triggered by High River's acquisition of Panaco's common stock pursuant to the Agreement). Such purchase shall be made only on the date of the Required Purchase as specified in such Indenture or on a date specified by Panaco which shall not be more than ten (10) days from the date of the Required Purchase.

Agreed and Accepted:

PANACO, INC.


By: __________________________
Name:
Title:



HIGH RIVER LIMITED PARTNERSHIP
By: Riverdale LLC, its general partner


By: __________________________
Name:  Robert Mitchell
Title:    Manager


       [Agreement regarding transfer of stock from New Valley and related
                           Note Purchase Obligation.]